EXHIBIT 21



                         SUBSIDIARIES OF WERNER ENTERPRISES, INC.


       SUBSIDIARY                                     STATE OF INCORPORATION

1.  Werner Leasing, Inc.                                      Nebraska
2.  Werner Aire, Inc.                                         Nebraska
3.  Gra-Gar, Inc.                                             Nebraska
4.  Drivers Management, Inc.                                  Nebraska
5.  Frontier Clinic, Inc.                                     Nebraska
6.  Fleet Truck Sales, Inc.                                   Nebraska
7.  Professional Truck Drivers School, Inc.                   Nebraska
8.  Werner Transportation, Inc.                               Nebraska
9.  Worley Enterprises, Inc.                                  Nebraska













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